Exhibit 99.1

E V E R C O R E
EVERCORE REPORTS SECOND QUARTER 2024 RESULTS;
QUARTERLY DIVIDEND OF $0.80 PER SHARE

	Second Quarter Results				Year to Date Results
	U.S. GAAP		Adjusted		U.S. GAAP		Adjusted
	Q2 2024	Q2 2023	Q2 2024	Q2 2023	YTD 2024	YTD 2023	YTD 2024	YTD 2023
Net Revenues ($ mm)	$689.2	$499.4	$695.3	$505.1	$1,270.0	$1,071.6	$1,282.6	$1,082.9
Operating Income ($ mm)	$108.2	$57.7	$114.3	$63.4	$192.4	$164.6	$204.9	$178.9
Net Income Attributable to Evercore Inc. ($ mm)	$73.8	$37.2	$78.7	$40.4	$159.5	$120.6	$171.6	$133.6
Diluted Earnings Per Share	$1.81	$0.95	$1.81	$0.96	$3.89	$3.02	$3.94	$3.13
Compensation Ratio	66.6%	67.8%	66.0%	67.0%	66.7%	65.8%	66.0%	65.1%
Operating Margin	15.7%	11.6%	16.4%	12.6%	15.1%	15.4%	16.0%	16.5%
Effective Tax Rate	25.8%	28.9%	26.9%	29.6%	11.0%	19.8%	11.0%	20.2%

Business and Financial Highlights	■	Second Quarter Net Revenues were $689.2 million and $695.3 million on a U.S. GAAP and an Adjusted basis, respectively, representing a record second quarter by both measures

■
Second Quarter Operating Income of $108.2 million and $114.3 million on a U.S. GAAP and an Adjusted basis, respectively, increased 88% and 80%, respectively versus 2023; Second Quarter Operating Margins of 15.7% and 16.4% on a U.S. GAAP basis and an Adjusted basis, respectively, increased 415 and 388 basis points, respectively, versus 2023

	■	Year-to-date, we have advised on three of the six largest global transactions, including General Electric on its spin-off of GE Vernova for ~$36 billion; Synopsys on its ~$35 billion acquisition of Ansys; and ConocoPhillips on its $22.5 billion acquisition of Marathon Oil

	■	Evercore won two awards from The Banker's 2024 Investment Banking Awards including "Investment Bank of the Year for M&A" and "Investment Bank of the Year for Private Placements"

■ Evercore was also recognized by The Banker for "Deal of the Year for M&A" for Nippon Steel's $15 billion pending acquisition of U.S. Steel

	■	In our Equity Capital Markets business in the second quarter, Evercore was lead-left bookrunner on AZZ Inc.’s $322 million follow-on offering, and lead-left bookrunner on Lithium America Inc.'s $275 million follow-on offering

Talent	■	One Investment Banking Senior Managing Director joined Evercore in May; Jeffrey Haller, in our Financial Institutions Group

	■	Since our last earnings call, three Investment Banking Senior Managing Directors and one Senior Advisor have committed to join Evercore:

■ In Paris, two Investment Banking Senior Managing Directors and one Senior Advisor

■ In the U.S., one Investment Banking Senior Managing Director specializing in the banking sector

Capital Return	■	Quarterly dividend of $0.80 per share

	■	Returned $395.6 million to shareholders during the first six months of 2024 through dividends and repurchases of 1.8 million shares at an average price of $178.61

NEW YORK, July 24, 2024 – Evercore Inc. (NYSE: EVR) today announced its results for the second quarter ended June 30, 2024.

LEADERSHIP COMMENTARY

John S. Weinberg, Chairman and Chief Executive Officer, "We are in the midst of a gradual market recovery and we continue to be encouraged as momentum builds across many of our businesses. We provide a broader range of products than we ever have before to a larger, more diverse set of clients, presenting significant opportunity for Evercore."

Roger C. Altman, Founder and Senior Chairman, "Evercore produced the strongest second quarter net revenues in our history. This reflects the consistent expansion in the number of SMDs, which is continuing."

Evercore's quarterly results may fluctuate significantly due to the timing and amount of transaction fees earned, as well as other factors. Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Business Segments:

Evercore's business results are categorized into two segments: Investment Banking & Equities and Investment Management. Investment Banking & Equities includes providing advice to clients on mergers, acquisitions, divestitures and other strategic corporate transactions, as well as services related to securities underwriting, private placement services and commissions for agency-based equity trading services and equity research. Investment Management includes Wealth Management and interests in private equity funds which are not managed by the Company, as well as advising third-party investors through affiliates. See pages A-2 to A-7 for further information and reconciliations of these segment results to our U.S. GAAP consolidated results.

Non-GAAP Measures:

Throughout this release certain information is presented on an adjusted basis, which is a non-GAAP measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), and then those results are adjusted to exclude certain items and reflect the conversion of certain Evercore LP Units into Class A shares. Evercore believes that the disclosed adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and facilitate an understanding of Evercore's operating results. Evercore uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

Evercore's Adjusted Diluted Shares Outstanding for the three and six months ended June 30, 2024 were higher than U.S. GAAP as a result of the inclusion of certain Evercore LP Units and Unvested Restricted Stock Units.

Further details of these adjustments, as well as an explanation of similar amounts for the three and six months ended June 30, 2023 are included in pages A-2 to A-7.

Selected Financial Data – U.S. GAAP Results

The following is a discussion of Evercore's consolidated results on a U.S. GAAP basis. See pages A-4 to A-6 for our business segment results.

Net Revenues

	U.S. GAAP
	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	% Change	June 30, 2024	June 30, 2023	% Change
	(dollars in thousands)
Investment Banking & Equities:
Advisory Fees	$568,231	$374,556	52%	$998,069	$837,118	19%
Underwriting Fees	30,999	38,200	(19%)	86,534	61,083	42%
Commissions and Related Revenue	53,199	50,048	6%	101,437	98,113	3%
Investment Management:
Asset Management and Administration Fees	19,200	16,575	16%	37,899	32,533	16%
Other Revenue, net	17,595	20,040	(12%)	46,100	42,715	8%
Net Revenues	$689,224	$499,419	38%	$1,270,039	$1,071,562	19%

	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	% Change	June 30, 2024	June 30, 2023	% Change
Total Number of Fees from Advisory and Underwriting Client Transactions(1)	244	236	3%	381	360	6%
Total Number of Fees of at Least $1 million from Advisory and Underwriting Client Transactions(1)	95	77	23%	186	155	20%

Total Number of Underwriting Transactions(1)	17	15	13%	36	29	24%
Total Number of Underwriting Transactions as a Bookrunner(1)	14	14	—%	30	26	15%

1. Includes Equity and Debt Underwriting Transactions.

	As of June 30,
	2024	2023	% Change
Assets Under Management ($ mm)(1)	$13,160	$11,488	15%

1. Assets Under Management reflect end of period amounts from our consolidated Wealth Management business.

Advisory Fees – Second quarter Advisory Fees increased $193.7 million, or 52%, year-over-year, and year-to-date Advisory Fees increased $161.0 million, or 19%, year-over-year, reflecting an increase in revenue earned from large transactions and an increase in the number of advisory fees earned during 2024.

Underwriting Fees – Second quarter Underwriting Fees decreased $7.2 million, or 19%, year-over-year, reflecting a decrease in the dollar amount of the transactions we participated in during the second quarter of 2024. Year-to-date Underwriting Fees increased $25.5 million, or 42%, year-over-year, reflecting an increase in the number of transactions we participated in during 2024.

Commissions and Related Revenue – Second quarter Commissions and Related Revenue increased $3.2 million, or 6%, year-over-year, and year-to-date Commissions and Related Revenue increased $3.3 million, or 3%, year-over-year, primarily reflecting higher subscription fees and trading commissions.

Asset Management and Administration Fees – Second quarter Asset Management and Administration Fees increased $2.6 million, or 16%, year-over-year, driven by an increase in fees from Wealth

Management clients, as associated AUM increased 15%, primarily from market appreciation. Year-to-date Asset Management and Administration Fees increased $5.4 million, or 16%, year-over-year, driven by an increase in fees from Wealth Management clients, as associated AUM increased 15%, primarily from market appreciation.

Other Revenue – Second quarter Other Revenue, net, decreased $2.4 million, or 12%, year-over-year, primarily reflecting lower gains on our investment funds portfolio, partially offset by higher interest income. The investment funds portfolio is used as an economic hedge against our deferred cash compensation program. Year-to-date Other Revenue, net, increased $3.4 million, or 8%, year-over-year, principally reflecting higher interest income.

Expenses

	U.S. GAAP
	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	% Change	June 30, 2024	June 30, 2023	% Change
	(dollars in thousands)
Employee Compensation and Benefits	$458,935	$338,374	36%	$846,640	$705,246	20%
Compensation Ratio	66.6%	67.8%		66.7%	65.8%
Non-Compensation Costs	$122,046	$103,329	18%	$231,036	$198,775	16%
Non-Compensation Ratio	17.7%	20.7%		18.2%	18.6%
Special Charges, Including Business Realignment Costs	$—	$—	NM	$—	$2,921	NM

Employee Compensation and Benefits – Second quarter Employee Compensation and Benefits increased $120.6 million, or 36%, year-over-year, reflecting a compensation ratio of 66.6% for the second quarter of 2024 versus 67.8% for the prior year period. The increase in Employee Compensation and Benefits compared to the prior year period principally reflects a higher accrual for incentive compensation, higher base salaries and higher compensation expense related to senior new hires. The Compensation Ratio was impacted by higher net revenues, as described above, during the current year period compared to the prior year period. Year-to-date Employee Compensation and Benefits increased $141.4 million, or 20%, year-over-year, reflecting a year-to-date compensation ratio of 66.7% versus 65.8% for the prior year period. The increase in Employee Compensation and Benefits compared to the prior year period principally reflects a higher accrual for incentive compensation, higher base salaries and higher compensation expense related to senior new hires. See "Deferred Compensation" for more information.

Non-Compensation Costs – Second quarter Non-Compensation Costs increased $18.7 million, or 18%, year-over-year, primarily driven by an increase in professional fees and travel and related expenses, largely due to higher levels of business activity and increased headcount, as well as an increase in other operating expenses. The second quarter Non-Compensation ratio of 17.7% decreased from 20.7% for the prior year period. The Non-Compensation Ratio was also impacted by higher net revenues, as described above, during the current year period compared to the prior year period. Year-to-date Non-Compensation Costs increased $32.3 million, or 16%, year-over-year, primarily driven by an increase in professional fees and travel and related expenses, largely due to higher levels of business activity and increased headcount, as well as an increase in communications and information services, principally reflecting higher license fees and research services in 2024. The year-to-date Non-Compensation ratio of 18.2% decreased from 18.6% for the prior year period. The Non-Compensation Ratio was also impacted by higher net revenues, as described above, during the current year period compared to the prior year period.

Special Charges, Including Business Realignment Costs – Year-to-date 2023 Special Charges, Including Business Realignment Costs, relate to the write-off of non-recoverable assets in connection with the wind-down of the Company's operations in Mexico.

Effective Tax Rate

The second quarter effective tax rate was 25.8% versus 28.9% for the prior year period. The year-to-date effective tax rate was 11.0% versus 19.8% for the prior year period. The effective tax rate is principally impacted by the deduction associated with the appreciation in the Firm's share price upon vesting of employee share-based awards above the original grant price. The year-to-date provision for income taxes for 2024 reflects an additional tax benefit of $30.9 million versus $13.8 million for the prior year period, due to the net impact associated with the appreciation in our share price upon vesting of employee share-based awards above the original grant price.

Selected Financial Data – Adjusted Results

The following is a discussion of Evercore's consolidated results on an Adjusted basis. See pages 3 and A-2 to A-7 for further information and reconciliations of these metrics to our U.S. GAAP results. See pages A-4 to A-6 for our business segment results.

Adjusted Net Revenues

	Adjusted
	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	% Change	June 30, 2024	June 30, 2023	% Change
	(dollars in thousands)
Investment Banking & Equities:
Advisory Fees(1)	$568,378	$374,699	52%	$998,904	$837,332	19%
Underwriting Fees	30,999	38,200	(19%)	86,534	61,083	42%
Commissions and Related Revenue	53,199	50,048	6%	101,437	98,113	3%
Investment Management:
Asset Management and Administration Fees(2)	20,910	17,974	16%	41,246	35,329	17%
Other Revenue, net	21,784	24,221	(10%)	54,477	51,067	7%
Net Revenues	$695,270	$505,142	38%	$1,282,598	$1,082,924	18%

1. Advisory Fees on an Adjusted basis reflect the reclassification of earnings related to our equity method investments in Luminis and Seneca Evercore of $0.1 million and $0.8 million for the three and six months ended June 30, 2024, respectively, and $0.1 million and $0.2 million for the three and six months ended June 30, 2023, respectively.
2. Asset Management and Administration Fees on an Adjusted basis reflect the reclassification of earnings related to our equity method investments in Atalanta Sosnoff and ABS of $1.7 million and $3.3 million for the three and six months ended June 30, 2024, respectively, and $1.4 million and $2.8 million for the three and six months ended June 30, 2023, respectively.

See page 4 for additional business metrics.

Advisory Fees – Second quarter adjusted Advisory Fees increased $193.7 million, or 52%, year-over-year, and year-to-date adjusted Advisory Fees increased $161.6 million, or 19%, year-over-year, reflecting an increase in revenue earned from large transactions and an increase in the number of advisory fees earned during 2024.

Underwriting Fees – Second quarter Underwriting Fees decreased $7.2 million, or 19%, year-over-year, reflecting a decrease in the dollar amount of the transactions we participated in during the second quarter of 2024. Year-to-date Underwriting Fees increased $25.5 million, or 42%, year-over-year, reflecting an increase in the number of transactions we participated in during 2024.

Commissions and Related Revenue – Second quarter Commissions and Related Revenue increased $3.2 million, or 6%, year-over-year, and year-to-date Commissions and Related Revenue increased $3.3 million, or 3%, year-over-year, primarily reflecting higher subscription fees and trading commissions.

Asset Management and Administration Fees – Second quarter adjusted Asset Management and Administration Fees increased $2.9 million, or 16%, year-over-year, primarily driven by an increase in fees from Wealth Management clients, as associated AUM increased 15%, primarily from market appreciation. The increase was also driven by a 22% increase in equity in earnings of affiliates. Year-to-date adjusted Asset Management and Administration Fees increased $5.9 million, or 17%, year-over-year, primarily driven by an increase in fees from Wealth Management clients, as associated AUM increased 15%, primarily from market appreciation. The increase was also driven by a 20% increase in equity in earnings of affiliates.

Other Revenue – Second quarter adjusted Other Revenue, net, decreased $2.4 million, or 10%, year-over-year, primarily reflecting lower gains on our investment funds portfolio, partially offset by higher interest income. The investment funds portfolio is used as an economic hedge against our deferred cash compensation program. Year-to-date adjusted Other Revenue, net, increased $3.4 million, or 7%, year-over-year, principally reflecting higher interest income.

Adjusted Expenses

	Adjusted
	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	% Change	June 30, 2024	June 30, 2023	% Change
	(dollars in thousands)
Employee Compensation and Benefits	$458,935	$338,374	36%	$846,640	$705,246	20%
Compensation Ratio	66.0%	67.0%		66.0%	65.1%
Non-Compensation Costs	$122,046	$103,329	18%	$231,036	$198,775	16%
Non-Compensation Ratio	17.6%	20.5%		18.0%	18.4%

Employee Compensation and Benefits – Second quarter adjusted Employee Compensation and Benefits increased $120.6 million, or 36%, year-over-year, reflecting an adjusted compensation ratio of 66.0% for the second quarter of 2024 versus 67.0% for the prior year period. The increase in adjusted Employee Compensation and Benefits compared to the prior year period principally reflects a higher accrual for incentive compensation, higher base salaries and higher compensation expense related to senior new hires. The adjusted Compensation Ratio was impacted by higher net revenues, as described above, during the current year period compared to the prior year period. Year-to-date adjusted Employee Compensation and Benefits increased $141.4 million, or 20%, year-over-year, reflecting a year-to-date adjusted compensation ratio of 66.0% versus 65.1% for the prior year period. The increase in adjusted Employee Compensation and Benefits compared to the prior year period principally reflects a higher accrual for incentive compensation, higher base salaries and higher compensation expense related to senior new hires. See "Deferred Compensation" for more information.

Non-Compensation Costs – Second quarter adjusted Non-Compensation Costs increased $18.7 million, or 18%, year-over-year, primarily driven by an increase in professional fees and travel and related expenses, largely due to higher levels of business activity and increased headcount, as well as an increase in other operating expenses. The second quarter adjusted Non-Compensation ratio of 17.6% decreased from 20.5% for the prior year period. The adjusted Non-Compensation Ratio was also impacted by higher net revenues, as described above, during the current year period compared to the prior year period. Year-to-date adjusted Non-Compensation Costs increased $32.3 million, or 16%, year-over-year, primarily driven by an increase in professional fees and travel and related expenses, largely due to higher levels of business activity and increased headcount, as well as an increase in communications and information services, principally reflecting higher license fees and research services in 2024. The year-to-date adjusted Non-Compensation ratio of 18.0% decreased from 18.4% for the prior year period. The adjusted Non-Compensation Ratio was also impacted by higher net revenues, as described above, during the current year period compared to the prior year period.

Adjusted Effective Tax Rate

The second quarter adjusted effective tax rate was 26.9% versus 29.6% for the prior year period. The year-to-date adjusted effective tax rate was 11.0% versus 20.2% for the prior year period. The adjusted effective tax rate is principally impacted by the deduction associated with the appreciation in the Firm's share price upon vesting of employee share-based awards above the original grant price. The year-to-date adjusted provision for income taxes for 2024 reflects an additional tax benefit of $33.2 million versus

$14.7 million for the prior year period, due to the net impact associated with the appreciation in our share price upon vesting of employee share-based awards above the original grant price.

Liquidity

The Company continues to maintain a strong balance sheet. As of June 30, 2024, cash and cash equivalents were $631.6 million, investment securities and certificates of deposit were $1.1 billion and current assets exceeded current liabilities by $1.6 billion. Amounts due related to the Notes Payable were $373.9 million at June 30, 2024.

Headcount

As of June 30, 2024 and 2023, the Company employed approximately 2,330 and 2,245 people, respectively, worldwide.

As of June 30, 2024 and 2023, the Company employed 184(1) and 182(2) total Investment Banking & Equities Senior Managing Directors, respectively, of which 143(1) and 142(2), respectively, were Investment Banking Senior Managing Directors.

(1) Senior Managing Director headcount as of June 30, 2024, adjusted to include three additional Investment Banking Senior Managing Directors committed to join in the third and fourth quarters of 2024.
(2) Senior Managing Director headcount as of June 30, 2023, adjusted to include seven additional Investment Banking Senior Managing Directors that joined in 2023 and in the first quarter of 2024 and to exclude for a known departure of one Investment Banking Senior Managing Director.

Deferred Compensation

Year-to-date, the Company granted to certain employees 1.7 million unvested restricted stock units ("RSUs") (which were primarily granted in conjunction with the 2023 bonus awards) with a grant date fair value of $312.0 million.

In addition, year-to-date, the Company granted $143.2 million of deferred cash awards to certain employees, related to our deferred cash compensation program, principally pursuant to 2023 bonus awards.

The Company recognized compensation expense related to RSUs and our deferred cash compensation program of $128.4 million and $246.4 million for the three and six months ended June 30, 2024, respectively, and $123.9 million and $230.7 million for the three and six months ended June 30, 2023, respectively.

As of June 30, 2024, the Company had 5.2 million unvested RSUs with an aggregate grant date fair value of $755.0 million. RSUs are expensed over the service period of the award, subject to retirement eligibility, and generally vest over four years.

As of June 30, 2024, the Company expects to pay an aggregate of $383.9 million related to our deferred cash compensation program at various dates through 2028, subject to certain vesting events. Amounts due pursuant to this program are expensed over the service period of the award, subject to retirement eligibility, and are reflected in Accrued Compensation and Benefits, a component of current liabilities.

Capital Return Transactions

On July 23, 2024, the Board of Directors of Evercore declared a quarterly dividend of $0.80 per share to be paid on September 13, 2024 to common stockholders of record on August 30, 2024.

During the second quarter, the Company repurchased 22 thousand shares from employees for the net settlement of stock-based compensation awards at an average price per share of $189.97, and 0.3 million shares at an average price per share of $186.36 in open market transactions pursuant to the Company's share repurchase program. The aggregate 0.3 million shares were acquired at an average price per share of $186.63. Year-to-date, the Company repurchased 1.0 million shares from employees for the net settlement of stock-based compensation awards at an average price per share of $176.67, and 0.8 million shares at an average price per share of $180.87 in open market transactions pursuant to the Company's share repurchase program. The aggregate 1.8 million shares were acquired at an average price per share of $178.61.

Conference Call

Evercore will host a related conference call beginning at 8:00 a.m. Eastern Time, Wednesday, July 24, 2024, accessible via telephone and webcast. Investors and analysts may participate in the live conference call by dialing (800) 225-9448 (toll-free domestic) or (203) 518-9708 (international); passcode: EVRQ224. Please register at least 10 minutes before the conference call begins.

A live audio webcast of the conference call will be available on the Investor Relations section of Evercore’s website at www.evercore.com. The webcast will be archived on Evercore’s website for 30 days.

About Evercore

Evercore (NYSE: EVR) is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings, and capital structure. Evercore also assists clients in raising public and private capital and delivers equity research and equity sales and agency trading execution, in addition to providing wealth and investment management services to high net worth and institutional investors. Founded in 1995, the Firm is headquartered in New York and maintains offices and affiliate offices in major financial centers in the Americas, Europe, the Middle East and Asia. For more information, please visit www.evercore.com.

Investor Contact:	Katy Haber
Head of Investor Relations & ESG
InvestorRelations@Evercore.com

Media Contacts:	Jamie Easton
Head of Communications & External Affairs
Communications@Evercore.com

Shree Dhond / Zach Kouwe
Dukas Linden Public Relations
Evercore@DLPR.com
(646) 722-6531

Basis of Alternative Financial Statement Presentation

Our Adjusted results are a non-GAAP measure. As discussed further under "Non-GAAP Measures", Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and better reflects how management views its operating results. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. A reconciliation of our U.S. GAAP results to Adjusted results is presented in the tables included in the following pages.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, Evercore's operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as "outlook," "backlog," "believes," "expects," "potential," "probable," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. All statements, other than statements of historical fact, included in this release are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore's business. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Evercore believes these factors include, but are not limited to, those described under "Risk Factors" discussed in Evercore's Annual Report on Form 10-K for the year ended December 31, 2023, subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and Registration Statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Evercore to predict all risks and uncertainties, nor can Evercore assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and Evercore does not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. Evercore undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

EVERCORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023
(dollars in thousands, except per share data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenues
Investment Banking & Equities:
Advisory Fees	$568,231	$374,556	$998,069	$837,118
Underwriting Fees	30,999	38,200	86,534	61,083
Commissions and Related Revenue	53,199	50,048	101,437	98,113
Asset Management and Administration Fees	19,200	16,575	37,899	32,533
Other Revenue, Including Interest and Investments	21,784	24,221	54,477	51,067
Total Revenues	693,413	503,600	1,278,416	1,079,914
Interest Expense(1)	4,189	4,181	8,377	8,352
Net Revenues	689,224	499,419	1,270,039	1,071,562

Expenses
Employee Compensation and Benefits	458,935	338,374	846,640	705,246
Occupancy and Equipment Rental	21,801	21,521	43,745	41,900
Professional Fees	34,288	27,465	65,507	51,602
Travel and Related Expenses	21,384	17,422	40,606	32,625
Communications and Information Services	19,586	17,836	38,753	33,571
Depreciation and Amortization	6,439	5,952	12,732	12,525
Execution, Clearing and Custody Fees	3,051	2,965	6,392	5,730
Special Charges, Including Business Realignment Costs	—	—	—	2,921
Other Operating Expenses	15,497	10,168	23,301	20,822
Total Expenses	580,981	441,703	1,077,676	906,942

Income Before Income from Equity Method Investments and Income Taxes	108,243	57,716	192,363	164,620
Income from Equity Method Investments	1,857	1,542	4,182	3,010
Income Before Income Taxes	110,100	59,258	196,545	167,630
Provision for Income Taxes	28,367	17,097	21,688	33,228
Net Income	81,733	42,161	174,857	134,402
Net Income Attributable to Noncontrolling Interest	7,975	4,956	15,406	13,819
Net Income Attributable to Evercore Inc.	$73,758	$37,205	$159,451	$120,583

Net Income Attributable to Evercore Inc. Common Shareholders	$73,758	$37,205	$159,451	$120,583

Weighted Average Shares of Class A Common Stock Outstanding:
Basic	38,502	38,211	38,470	38,360
Diluted	40,857	39,288	40,969	39,863

Net Income Per Share Attributable to Evercore Inc. Common Shareholders:
Basic	$1.92	$0.97	$4.14	$3.14
Diluted	$1.81	$0.95	$3.89	$3.02

(1)Includes interest expense on long-term debt.

Adjusted Results
Throughout the discussion of Evercore's business and elsewhere in this release, information is presented on an Adjusted basis, which is a non-generally accepted accounting principles ("non-GAAP") measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), adjusted to exclude certain items and reflect the conversion of certain Evercore LP Units and Unvested Restricted Stock Units into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and facilitate an understanding of Evercore's operating results. The Company uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. These Adjusted amounts are allocated to the Company's two business segments: Investment Banking & Equities and Investment Management. The differences between the Adjusted and U.S. GAAP results are as follows:
1.Assumed Exchange of Evercore LP Units into Class A Shares. The Adjusted results assume substantially all Evercore LP Units have been exchanged for Class A shares. Accordingly, the noncontrolling interest related to these units is converted to a controlling interest. The Company's management believes that it is useful to provide the per-share effect associated with the assumed conversion of substantially all of these previously granted equity interests and IPO related restricted stock units, and thus the Adjusted results reflect their exchange into Class A shares.
2.Special Charges, Including Business Realignment Costs. Expenses during 2023 that are excluded from the Adjusted presentation relate to the write-off of non-recoverable assets in connection with the wind-down of the Company's operations in Mexico.
3.Income Taxes. Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation in the U.S. as the ultimate parent. Certain of the subsidiaries, particularly Evercore LP, have noncontrolling interests held by management or former members of management. As a result, not all of the Company’s income is subject to corporate level taxes and certain other state and local taxes are levied. The assumption in the Adjusted earnings presentation is that substantially all of the noncontrolling interest is eliminated through the exchange of Evercore LP units into Class A common stock of the ultimate parent. As a result, the Adjusted earnings presentation assumes that the allocation of earnings to Evercore LP’s noncontrolling interest holders is substantially eliminated and is therefore subject to statutory tax rates of a C-Corporation under a conventional tax structure in the U.S. and that certain state and local taxes are reduced accordingly.
4.Presentation of Interest Expense. The Adjusted results present Adjusted Investment Banking & Equities Operating Income before interest expense on debt, which is included in interest expense on a U.S. GAAP basis.
5.Presentation of Income from Equity Method Investments. The Adjusted results present Income from Equity Method Investments within Revenue as the Company's Management believes it is a useful presentation.

EVERCORE INC.
U.S. GAAP RECONCILIATION TO ADJUSTED RESULTS
(dollars in thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net Revenues - U.S. GAAP	$689,224	$499,419	$1,270,039	$1,071,562
Income from Equity Method Investments (1)	1,857	1,542	4,182	3,010
Interest Expense on Debt (2)	4,189	4,181	8,377	8,352
Net Revenues - Adjusted	$695,270	$505,142	$1,282,598	$1,082,924

Other Revenue, net - U.S. GAAP	$17,595	$20,040	$46,100	$42,715
Interest Expense on Debt (2)	4,189	4,181	8,377	8,352
Other Revenue, net - Adjusted	$21,784	$24,221	$54,477	$51,067

Operating Income - U.S. GAAP	$108,243	$57,716	$192,363	$164,620
Income from Equity Method Investments (1)	1,857	1,542	4,182	3,010
Pre-Tax Income - U.S. GAAP	110,100	59,258	196,545	167,630
Special Charges, Including Business Realignment Costs (3)	—	—	—	2,921
Pre-Tax Income - Adjusted	110,100	59,258	196,545	170,551
Interest Expense on Debt (2)	4,189	4,181	8,377	8,352
Operating Income - Adjusted	$114,289	$63,439	$204,922	$178,903

Provision for Income Taxes - U.S. GAAP	$28,367	$17,097	$21,688	$33,228
Income Taxes (4)	1,261	426	(69)	1,200
Provision for Income Taxes - Adjusted	$29,628	$17,523	$21,619	$34,428

Net Income Attributable to Evercore Inc. - U.S. GAAP	$73,758	$37,205	$159,451	$120,583
Special Charges, Including Business Realignment Costs (3)	—	—	—	2,921
Income Taxes (4)	(1,261)	(426)	69	(1,200)
Noncontrolling Interest (5)	6,236	3,583	12,080	11,309
Net Income Attributable to Evercore Inc. - Adjusted	$78,733	$40,362	$171,600	$133,613

Diluted Shares Outstanding - U.S. GAAP	40,857	39,288	40,969	39,863
LP Units (6)	2,558	2,815	2,583	2,785
Unvested Restricted Stock Units - Event Based (6)	12	12	12	12
Diluted Shares Outstanding - Adjusted	43,427	42,115	43,564	42,660

Key Metrics: (a)
Diluted Earnings Per Share - U.S. GAAP	$1.81	$0.95	$3.89	$3.02
Diluted Earnings Per Share - Adjusted	$1.81	$0.96	$3.94	$3.13

Operating Margin - U.S. GAAP	15.7%	11.6%	15.1%	15.4%
Operating Margin - Adjusted	16.4%	12.6%	16.0%	16.5%

Effective Tax Rate - U.S. GAAP	25.8%	28.9%	11.0%	19.8%
Effective Tax Rate - Adjusted	26.9%	29.6%	11.0%	20.2%

(a) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO ADJUSTED RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024
(dollars in thousands)
(UNAUDITED)

	Investment Banking & Equities Segment
	Three Months Ended June 30, 2024				Six Months Ended June 30, 2024
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Investment Banking & Equities:
Advisory Fees	$568,231	$147	(1)	$568,378	$998,069	$835	(1)	$998,904
Underwriting Fees	30,999	—		30,999	86,534	—		86,534
Commissions and Related Revenue	53,199	—		53,199	101,437	—		101,437
Other Revenue, net	17,581	4,189	(2)	21,770	45,698	8,377	(2)	54,075
Net Revenues	670,010	4,336		674,346	1,231,738	9,212		1,240,950

Expenses:
Employee Compensation and Benefits	448,064	—		448,064	825,351	—		825,351
Non-Compensation Costs	118,304	—		118,304	223,855	—		223,855
Total Expenses	566,368	—		566,368	1,049,206	—		1,049,206

Operating Income (a)	$103,642	$4,336		$107,978	$182,532	$9,212		$191,744

Compensation Ratio (b)	66.9%			66.4%	67.0%			66.5%
Operating Margin (b)	15.5%			16.0%	14.8%			15.5%

	Investment Management Segment
	Three Months Ended June 30, 2024				Six Months Ended June 30, 2024
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Asset Management and Administration Fees	$19,200	$1,710	(1)	$20,910	$37,899	$3,347	(1)	$41,246
Other Revenue, net	14	—		14	402	—		402
Net Revenues	19,214	1,710		20,924	38,301	3,347		41,648

Expenses:
Employee Compensation and Benefits	10,871	—		10,871	21,289	—		21,289
Non-Compensation Costs	3,742	—		3,742	7,181	—		7,181
Total Expenses	14,613	—		14,613	28,470	—		28,470

Operating Income (a)	$4,601	$1,710		$6,311	$9,831	$3,347		$13,178

Compensation Ratio (b)	56.6%			52.0%	55.6%			51.1%
Operating Margin (b)	23.9%			30.2%	25.7%			31.6%

(a) Operating Income for U.S. GAAP excludes Income (Loss) from Equity Method Investments.
(b) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO ADJUSTED RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
(dollars in thousands)
(UNAUDITED)

	Investment Banking & Equities Segment
	Three Months Ended June 30, 2023				Six Months Ended June 30, 2023
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Investment Banking & Equities:
Advisory Fees	$374,556	$143	(1)	$374,699	$837,118	$214	(1)	$837,332
Underwriting Fees	38,200	—		38,200	61,083	—		61,083
Commissions and Related Revenue	50,048	—		50,048	98,113	—		98,113
Other Revenue, net	19,442	4,181	(2)	23,623	40,743	8,352	(2)	49,095
Net Revenues	482,246	4,324		486,570	1,037,057	8,566		1,045,623

Expenses:
Employee Compensation and Benefits	328,498	—		328,498	685,569	—		685,569
Non-Compensation Costs	99,846	—		99,846	191,855	—		191,855
Special Charges, Including Business Realignment Costs	—	—		—	2,921	(2,921)	(3)	—
Total Expenses	428,344	—		428,344	880,345	(2,921)		877,424

Operating Income (a)	$53,902	$4,324		$58,226	$156,712	$11,487		$168,199

Compensation Ratio (b)	68.1%			67.5%	66.1%			65.6%
Operating Margin (b)	11.2%			12.0%	15.1%			16.1%

	Investment Management Segment
	Three Months Ended June 30, 2023				Six Months Ended June 30, 2023
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Asset Management and Administration Fees	$16,575	$1,399	(1)	$17,974	$32,533	$2,796	(1)	$35,329
Other Revenue, net	598	—		598	1,972	—		1,972
Net Revenues	17,173	1,399		18,572	34,505	2,796		37,301

Expenses:
Employee Compensation and Benefits	9,876	—		9,876	19,677	—		19,677
Non-Compensation Costs	3,483	—		3,483	6,920	—		6,920
Total Expenses	13,359	—		13,359	26,597	—		26,597

Operating Income (a)	$3,814	$1,399		$5,213	$7,908	$2,796		$10,704

Compensation Ratio (b)	57.5%			53.2%	57.0%			52.8%
Operating Margin (b)	22.2%			28.1%	22.9%			28.7%

(a) Operating Income for U.S. GAAP excludes Income (Loss) from Equity Method Investments.
(b) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT AND CONSOLIDATED RESULTS
(dollars in thousands)
(UNAUDITED)

	U.S. GAAP
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Investment Banking & Equities
Net Revenues:
Investment Banking & Equities:
Advisory Fees	$568,231	$374,556	$998,069	$837,118
Underwriting Fees	30,999	38,200	86,534	61,083
Commissions and Related Revenue	53,199	50,048	101,437	98,113
Other Revenue, net	17,581	19,442	45,698	40,743
Net Revenues	670,010	482,246	1,231,738	1,037,057

Expenses:
Employee Compensation and Benefits	448,064	328,498	825,351	685,569
Non-Compensation Costs	118,304	99,846	223,855	191,855
Special Charges, Including Business Realignment Costs	—	—	—	2,921
Total Expenses	566,368	428,344	1,049,206	880,345

Operating Income (a)	$103,642	$53,902	$182,532	$156,712

Investment Management
Net Revenues:
Asset Management and Administration Fees	$19,200	$16,575	$37,899	$32,533
Other Revenue, net	14	598	402	1,972
Net Revenues	19,214	17,173	38,301	34,505

Expenses:
Employee Compensation and Benefits	10,871	9,876	21,289	19,677
Non-Compensation Costs	3,742	3,483	7,181	6,920
Total Expenses	14,613	13,359	28,470	26,597

Operating Income (a)	$4,601	$3,814	$9,831	$7,908

Total
Net Revenues:
Investment Banking & Equities:
Advisory Fees	$568,231	$374,556	$998,069	$837,118
Underwriting Fees	30,999	38,200	86,534	61,083
Commissions and Related Revenue	53,199	50,048	101,437	98,113
Asset Management and Administration Fees	19,200	16,575	37,899	32,533
Other Revenue, net	17,595	20,040	46,100	42,715
Net Revenues	689,224	499,419	1,270,039	1,071,562

Expenses:
Employee Compensation and Benefits	458,935	338,374	846,640	705,246
Non-Compensation Costs	122,046	103,329	231,036	198,775
Special Charges, Including Business Realignment Costs	—	—	—	2,921
Total Expenses	580,981	441,703	1,077,676	906,942

Operating Income (a)	$108,243	$57,716	$192,363	$164,620

(a) Operating Income excludes Income (Loss) from Equity Method Investments.

Notes to Unaudited Condensed Consolidated Adjusted Financial Data

For further information on these adjustments, see page A-2.

(1)Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted presentation.
(2)Interest Expense on Debt is excluded from Net Revenues and presented below Operating Income in the Adjusted results and is included in Interest Expense on a U.S. GAAP basis.
(3)Expenses during 2023 that are excluded from the Adjusted presentation relate to the write-off of non-recoverable assets in connection with the wind-down of the Company's operations in Mexico.
(4)Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation in the U.S. as the ultimate parent. Certain of the subsidiaries, particularly Evercore LP, have noncontrolling interests held by management or former members of management. As a result, not all of the Company’s income is subject to corporate level taxes and certain other state and local taxes are levied. The assumption in the Adjusted earnings presentation is that substantially all of the noncontrolling interest is eliminated through the exchange of Evercore LP units into Class A common stock of the ultimate parent. As a result, the Adjusted earnings presentation assumes that the allocation of earnings to Evercore LP’s noncontrolling interest holders is substantially eliminated and is therefore subject to statutory tax rates of a C-Corporation under a conventional tax structure in the U.S. and that certain state and local taxes are reduced accordingly.
(5)Reflects an adjustment to eliminate noncontrolling interest related to substantially all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted presentation.
(6)Assumes the exchange into Class A shares of substantially all Evercore LP Units and IPO related restricted stock unit awards in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP Units are anti-dilutive.